Argonaut Management and Argonaut Capital, L.P.

MAY 2013

CODE OF ETHICS

Table of Contents

1.	INTRODUCTION	3
2.	GENERAL GUIDELINES	3
3.	DEFINITIONS	4
4.	RESTRICTIONS ON PERSONAL INVESTMENT ACTIVITIES	6
5.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS	8
6.	REPORTING OF CHARITABLE & POLITICAL CONTRIBUTIONS	8
7.	REPORTING OBLIGATIONS FOR “ACCESS PERSONS”	10
8.	REPORTING VIOLATIONS	11
9.	PROHIBITION AGAINST INSIDER TRADING	11
10.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS	12
11.	RECORDKEEPING	13
12.	GIFTS AND ENTERTAINMENT	13
13.	SOCIAL MEDIA	15
14.	ADMINISTRATION OF THE CODE OF ETHICS	16
15.	CONFIDENTIALITY	16
ATTACHMENT A. CODE OF ETHICS ACKNOWLEDGEMENT		17
ATTACHMENT B. PRE-CLEARANCE FORM		18
ATTACHMENT C. QUARTERLY TRANSACTION REPORT		19
ATTACHMENT D. NEW HIRE POLITICAL CONTRIBUTION FORM		20
ATTACHMENT E. ANNUAL POLITICAL CONTRIBUTION FORM		21
ATTACHMENT F. NOTIFICATION OF BENEFITS/GIFTS		22

Code of Ethics

1.	INTRODUCTION

Argonaut Management and Argonaut Capital, L.P. (the “Firm” or “Argonaut”) are committed to maintain the highest ethical standards and professionalism in conducting its business activities. The actual and apparent maintenance of high ethical standards and compliance with applicable laws are essential to our success in maintaining the confidence of our advisory clients and fund investors (for purposes of this Code of Ethics, collectively “clients”).

When we accept to manage clients’ assets, we acquire fiduciary duties that require us to act solely in the best interest of our clients. In keeping with these standards, we must always place the interests of clients, including our fund investors, ahead of our own. Moreover, we must adhere to the spirit as well as the letter of the law and be vigilant in guarding against anything that could color our judgment.

Argonaut Management and Argonaut Capital have adopted this Code of Ethics and Policies Governing Personal Securities Transactions (“Code of Ethics” or the “Code”) in order to:

(1) maintain the confidence of its clients by serving its Clients’ interest first

(2) prevent improper personal trading;

(3) identify conflicts of interest; and

(4) provide a means to address any actual or potential conflict of interest.

Adherence to the Code of Ethics is a basic condition of employment. Pursuant to Rule 204A-1(a)(5) of the Advisers Act, all Access Persons will be required to acknowledge, in writing, as soon as possible following their initial hire date and on at least an annual basis thereafter, that they have read and understand this Code by providing the Chief Compliance Officer with an executed form of the acknowledgment contained in ComplianceELF.

If you have any doubt as to the propriety of any activity, you should consult with the Chief Compliance Officer (“CCO”), who is charged with the administration of this Code of Ethics.

2.	GENERAL GUIDELINES

Every Access Person of the Firm is required to comply with all applicable Securities Laws and this Code of Ethics. Although specific policies are discussed in more detail below, these are general guidelines that all associated persons of Argonaut Management and Argonaut Capital, L.P. should be aware of.

•
It is a crime in the United Stated of America and many other countries to transact in a company’s securities while in possession of material non-public information about the company. If there is any question as to whether you’ve received material information (typically from a company “insider”) you should contact the Chief Compliance Officer to discuss.

•
You should not knowingly misrepresent, or cause others to misrepresent, facts about the Firm to clients, regulators, or any other member of the public. Disclosure in reports and documents should be fair and accurate.

•	You should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from the Firm.

•
Safeguarding non-public information - All Access Persons are responsible for safeguarding non-public information about securities recommendations, fund and client holdings. If you have access to such information, you will likely be subject to additional personal investing limitations under Argonaut’s Personal Investing Policy. Even if you are not a “Supervised Person” under the Personal Investing Policy, certain general principles apply to you, and you should not trade based on any confidential, proprietary investment information where fund or client trades are likely to be pending or imminent.

•
Other types of information (for example, marketing plans, employment issues, shareholder identities, etc.) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for the Firm).

Failure to adhere to Federal Securities Laws, State Securities Laws and other applicable regulations could expose an Access Person to sanctions imposed by Argonaut, the SEC or law enforcement officials. These sanctions may include, among others, disgorgement of profits, suspension/termination of employment or criminal and civil penalties.

Failure to adhere to our Code of Ethics may result in disciplinary action against you.

3.	DEFINITIONS

“Beneficial ownership” includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

A “Supervised Person” of the Firm is any partner, director, manager, officer, or employee of the Firm and any person that provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

An “Access Person” is a supervised person who has access to nonpublic information regarding clients’ purchases or sales of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

“Personal Account” means any account in which a Supervised Person has any beneficial interest. A Personal Account also includes an account maintained by or for:

(i)	A Supervised Person’s spouse and minor children;

(ii)	Any individuals who live in the Supervised Person’s household and over whose purchases, sales, or other trading activities the Supervised Person exercises control or investment discretion;

(iii)
Any persons to whom the Supervised Person provides primary financial support, and either (i) whose financial affairs the Supervised Person controls, or (ii) for whom the Supervised Person provides discretionary advisory services;

(iv)	Any trust or other arrangement which names the Supervised Person as a beneficiary or remainderman; and

(v)	Any partnership, corporation or other entity in which the Supervised Person has a 25% or greater beneficial interest, or in which the Supervised Person exercises effective control.

“Reportable Security” means any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Investment Company Act1 , except that it does not include:

(i)	Direct obligations of the Government of the United States

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)
Shares issued by registered open-end funds (i.e. mutual funds) that are registered under the Company Act; provided that such funds are not registered funds managed by Argonaut or registered funds whose adviser or principal underwriter controls Argonaut, or is under common control with Argonaut (such funds, the “Reportable Funds”); and

(v)
Shares issued by unit investment trusts (“UIT”) that are invested exclusively in one or more registered open-end funds; provided that such funds are not advised by Argonaut or an affiliate and such fund’s advisor or principal underwriter is not controlled or under common control with Argonaut.

“Restricted Security” means any security that Argonaut has executed any transaction in within 5 business days (stock market is open) before or after such transaction including any security currently held by Argonaut and/or related affiliates. Restricted Securities may include securities that Argonaut has held or were the subject of Argonaut research activity in the past 3 trading days. It should be noted that the Chief Compliance Officer has the discretion to add any other securities to the Restricted List as they deem appropriate.

1 Under the Advisers Act, a “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Short Sale” means the sale of securities that the seller does not own. A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

4.	RESTRICTIONS ON PERSONAL INVESTMENT ACTIVITIES

(a).	General

It is the responsibility of each Supervised Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Supervised Person may be effected only in accordance with the provisions of this Section.

(b).	Pre-clearance of Transactions in Personal Account

An Access Person must obtain the prior written approval of the Chief Compliance Officer or her designee before transacting in a Reportable Security for his or her Personal Account. The Chief Compliance Officer may approve the transaction if she concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients. The Access Person must request pre-clearance of transactions in reportable securities by completing the Pre-clearance Form via ComplianceElf or sending an e-mail to the Chief Compliance Officer before beginning the contemplated transaction. Generally, any security appearing on the Restricted Security list will not be approved for personal trading.

Special Note on Debt Securities & Index Futures: To clarify, pre-clearance is not required for debt transactions involving municipal bonds or broad Index Futures contracts. However, such transactions must still be reported on all quarterly and annual transaction reports.

Unless otherwise indicated, any approval given under this paragraph will remain in effect for a maximum of 24 hours. The Chief Compliance Officer may consult with Supervised Persons in deciding whether to approve any pre-clearance request.

(c).	Prohibitions on Trading in Securities on the Restricted Securities List

A Supervised Person shall not execute any personal securities transaction in any securities on the Restricted Securities list. The Compliance Officer or her designee shall ensure that securities under consideration for clients are promptly added to the Restricted Securities list upon execution of a transaction.

(d).	Initial Public Offerings and Private Placements

A Supervised Person shall not acquire any direct or indirect beneficial ownership interest in any initial public offering (IPO) or private place of any security before obtaining the written approval of the Chief Compliance Officer.

(e).	Service on Boards of Directors

A Supervised Person shall not serve as a director (or in a similar position) on the board of any company unless the Supervised Person has received written approval from the Chief Compliance Officer and the Firm has adopted policies to address such service.

(f).	Exceptions to Prohibitions

A Supervised Person shall execute any personal securities transaction in any securities on the Restricted Securities List only if:

(1)	the transaction is similar in nature and occurs concurrently and the client is given the preferential price,

(2)	the transaction is not part of an IPO or other transaction with a limited number of shares available,

(3)	the intent of the personal transaction is disclosed to the Chief Compliance Officer, and

(4)	the Chief Compliance Officer approves the transaction.

The Chief Compliance Officer may approve the transaction if:

(1)	he was notified by the Supervised Person, prior to the transaction, of the intent and strategy behind the trade for both the client and Supervised Person,

(2)	the intent of the trade fits an agreed upon investment strategy that has been fully disclosed and agreed up by the clients, and

(3)	the transaction is not likely to have an adverse economic impact on the client.

5.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the pre-clearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from pre-clearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the pre-clearance requirements of Section 4(b):

(1)	Purchases or sales that are non-volitional on the part of the Supervised Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

(2)	Transactions in, and holdings of, securities issued by the United States Government, shares of open-end investment companies, bank certificates of deposit and money market instruments.

6.	REPORTING OF CHARITABLE & POLITICAL CONTRIBUTIONS

(a). Political Contributions

Firm resources, financial or otherwise, may not be used to support political parties, candidates or causes. An employee’s support of his or her own political parties, candidates, and political causes must be done on his or her own time and may not use any of the Firm’s resources.

Advisers Act rule 206(4)-5, which went into effect on March 14, 2011, is designed to curtail the influence of “pay to play” practices by investment advisers with respect to government entities, including all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds.2 This policy applies to political contributions to incumbents, candidates or successful candidates for elective office of a government entity if the office: (i) is directly or indirectly responsible for the hiring of the Firm or, (ii) has the authority to appoint any person responsible for the hiring of the Firm.

Pre-Clearance Requirement: Based on the above, a Supervised Person must notify the Chief Compliance Officer in advance of ANY AND ALL political contributions to state and local government officials (including candidates) and to state and local political parties and political action committees utilizing ComplianceELF. Political contributions of $150 or less is the maximum you can contribute (in aggregate) per election, provided you are NOT entitled to vote for a government official. In instances where you are entitled to vote for a government official, the maximum (in aggregate) per election will be $350. A sample pre-clearance form is contained in Attachment F to this Code. It should be noted that this pre-clearance requirement also applies to contributions made to state and local government officials who decide to run for a federal office.

2 Advisers Act Rule 206(4)-5 defines a government entity as any state or political subdivision of a state, including: (a) any agency, authority, or instrumentality of the state or political subdivision; (b) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund; (c) a plan or program of a government entity; and (d) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

In addition, Advisers Act Rule 206(4)-5 defines contributions to include a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election.

Please note that employees are expressly prohibited from engaging in the following political contribution activities:

(1)	Asking another person or political action committee to:

A.	Make a contribution to an elected official (or candidate for the official’s position) who can influence the selection of the Firm as an investment adviser; or

B.	Make a payment to a political party of the state or locality where the Firm is seeking to provide investment advisory services to such state or local government.

     (2) Directing or funding political contributions through third parties, such as spouses, lawyers or companies affiliated with the Firm, if such political contributions would violate this policy if done directly by the employee.

As evidenced by the above, the Advisers Act contains rules specifically designed to curtail “pay to play” practices. Employees should carefully review the relationship between the Firm and political parties, candidates, and causes to identify any potential conflicts of interest prior to making political contributions. If you have any question about whether a political contribution raises a conflict of interest that may implicate the Firm, you must discuss such contributions with the Chief Compliance Officer PRIOR to making the political contribution.

New Hires: In accordance with the “look back” provision of Advisers Act Rule 206(4)-5, upon becoming an Access Person (upon hire or otherwise), employees will be required to disclose all political contributions made to: (i) state or local government officials (including candidates) as well as (ii) any payments to state or local political parties and political action committees during the 2 years prior to becoming an employee (but not before March 14, 2011). Employees will disclose such political contributions utilizing ComplianceELF. A sample disclosure form is contained in Attachment D to this Code.

Annual Reporting Requirement: Chief Compliance Officer is required to keep records of ALL contributions made by the Firm and its Associated Persons to government officials (including candidates) and of payments to state or local political parties and political action committees. As such, employees will be required to disclose ALL such political contributions made on an annual basis utilizing ComplianceELF. A sample disclosure form is contained in Attachment E to this Code.

(b). Charitable Contributions

To assure that each employee’s individual charitable contributions do not give rise to conflicts of interest that may implicate the Firm, each employee should carefully review the relationship between the Firm and the causes to identify any potential conflicts of interest prior to making such contributions. If you believe that a contribution may give rise to a potential conflict of interest that may implicate the Firm, please discuss such contributions in advance with the Chief Compliance Officer.

7.	REPORTING OBLIGATIONS FOR “ACCESS PERSONS”

(a).	Initial and Annual Holdings Reports

Each Access Person must provide the Firm a complete report of his or her securities holdings, within ten (10) days of the time the person becomes an Access Person and at least once a year thereafter. The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (initial report) or the date the report is submitted (annual report). For purposes of the Annual Holdings Report certification date, the Firm has elected to use December 31.

An Access Person can satisfy the initial or annual holdings report requirement by timely filing and dating a copy of a securities account statement listing all their securities holdings, if the statement provides all information required by this code of ethics. Similarly, if a supervised person has previously provided such statement to the Firm, or has previously been reporting or supplying brokerage confirms for all securities transactions and the adviser has maintained them as a composite record containing all the requisite information, the access person can satisfy the initial or annual holdings report requirement by timely confirming the accuracy of the statement or composite in writing.

An Access Person may not avoid filing an initial or annual holdings report simply because all information has been provided over a period of time in various transaction reports. One reason for requiring a holdings report is so that the Firm has ready access to a “snapshot” of the access person’s holdings and is not required to piece the information together from transaction reports.

(b).	Quarterly Transaction Reports

Each Access Person must provide a quarterly report of all of his or her personal securities transactions no later than 30 days after the close of the calendar quarter. An Access Person is not required to submit transaction reports that would duplicate information contained in trade confirmations or account statements that the Firm holds in its records, provided the Firm has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction takes place.

(c).	Exceptions from Reporting Requirements

No reports are required with respect to transactions effected pursuant to an automatic investment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be included in a quarterly transaction report, with respect to securities held in accounts over which the access person had no direct or indirect influence or control. Access Persons that would like to avail themselves of this exemption should ensure that the content of such activity meet the specific scenarios set forth above.

(d).	Duplicate Copies of Broker’s Confirmations and Account Statements to Firm

All Access Persons are encouraged to direct their brokers or custodians or any persons managing their Personal Account in which any securities are held, to forward duplicate statements of their accounts to the Chief Compliance Officer. The transactions reported on the brokerage statements will be reviewed and compared against Pre-clearance Forms and client transactions. Each Supervised Person must notify the Chief Compliance Officer promptly if the Supervised Person opens any new brokerage account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

(e).	Disclosure of Securities Holdings and Business Activities

All Access Persons shall, within 10 days of commencement of employment with the Firm, submit an initial statement to the Chief Compliance Officer listing all of the:

(i)
Securities in which the Access Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Supervised Person has any beneficial ownership), and the name of the broker, dealer or bank in which the securities are held;

(ii)	Business activities in which the Access Person has a significant role, including any service on the board of directors of a company; and

(iii)
The names of any brokerage firms or banks where the Access Person maintains an account in which securities are held. The initial statement must be submitted no later than 10 days after the date that the person becomes a Access Person, must be dated the day the Access Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Access Person.

8.	REPORTING VIOLATIONS

All Supervised Persons of the Firm are required to report any violations of this Code of Ethics to the Chief Compliance Officer promptly.

9.	PROHIBITION AGAINST INSIDER TRADING

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties, criminal fines and jail sentences.

Material, non-public information is generally defined as information that a reasonable investor would likely consider to be important to making an investment decision, and any information that is reasonable certain to have a substantial effect on the price of a company’s securities that has not been effectively communicated to the market and the market has had time to absorb the information. Examples of material, non-public information include, but are not limited to, changes in dividends or dividend policy, earnings estimates or changes in previously released earnings estimates, developments concerning significant merger or acquisition proposals, developments in major litigation or significant changes in management.

The Firm and its associated persons are prohibited from trading on or disclosing material non-public information to persons outside the Firm. Specifically, while in possession of material, non-public information about an issuer, the Firm and all its associated persons shall not with respect to that issuer:

(1)
Buy or sell securities for his or her personal accounts or for accounts in which they have a beneficial interest or over which they have the power directly or indirectly to make investment decisions while in possession of material, non-public information.

(2)	Solicit clients’ orders to purchase or sell the securities.

(3)	Issue research reports, recommendations or comments that could be construed as recommendations.

(4)	Disclose that information or any conclusions based thereon to any person other than the Chief Compliance Officer of the Firm

(5)
In addition, all associated persons of the Firm shall certify annually that they understand and will comply with the insider trading provisions contained in the Code of Ethics and Written Supervisory Procedures of the Firm.

10.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

In addition to other provisions of the Code and the Manual, Access Persons should note that Argonaut has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) the Advisory Clients. As such, Access Persons generally should not share such information outside of Argonaut. Notwithstanding the foregoing, Access Persons and Argonaut may provide such information to persons or entities providing services to Argonaut or the Advisory Clients where such information is required to effectively provide the services in question. Examples of such persons or entities are:

•	brokers;
•	accountants or accounting support service firms;
•	custodians;
•	transfer agents;
•	bankers; and
•	lawyers.

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by Argonaut, please see the Chief Compliance Officer, who may consult with and rely upon the advice of Argonaut’s outside legal counsel as needed.

In addition, Argonaut has implemented specific procedures in the event that Access Persons receive material non-public information pertaining to secondary offerings. To the extent an Access Person receives any such information; the Access Person should immediately notify the Chief Compliance Officer. Upon notification, the Chief Compliance Officer will respond to the receipt of such information on a case by case basis. The Chief Compliance Officer may:

     (1) Consult with outside legal counsel;

     (2) Place the issuer on Argonaut’s restricted list; and/or;

     (3) Establish an information barrier with respect to communications between the applicable Access Person. If an information barrier is established, the applicable Access Person and the Chief Compliance Officer may not engage in issuer-specific communications nor share material, non-public information.

11.	RECORDKEEPING

The Chief Compliance Officer shall keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker’s quarterly statements and reports of Supervised Person, copies of all pre-clearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

All Broker’s Confirmations and periodic statements of Supervised Person may be kept electronically in accordance with the Firm’s electronic record keeping policies and procedures.

12.	GIFTS AND ENTERTAINMENT

(a).	Statement of Policy

A conflict of interest occurs when the personal interest of employees interfere or could potentially interfere with their responsibilities to Argonaut or its clients and investors. The overriding principle is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or a firm. Similarly, employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to Argonaut or an employee.

No employee may use his/her position with Argonaut to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other person or entity with whom Argonaut does business.

(b).	Gifts

No employee may give or accept any gift, service, or other item of more than DE MINIMISvalue, which for purposes of the Code is set at $500 (not including shipping and tax), to or from any existing investors, prospective investors, or any person or entity that does business with or on behalf of Argonaut. Employees must notify the Chief Compliance Officer of any benefits or gifts they receive from such persons. In addition, employees must notify the Chief Compliance Officer if they make a charitable contribution to any organization at the request of any existing investors, prospective investors or other person or entity that does or seeks to do business with or on behalf of Argonaut. The Chief Compliance Officer may require that any gifts received be returned to the provider or donated to a charitable organization or that the third party be compensated (by the employee) for the value of the benefit received.

It should be noted that the payment of normal business meals or the provision of tickets to events (such as sporting events, concerts and golf events) where business matters are discussed AND the person providing such benefits is present are NOT deemed to be gifts, but are subject to the business entertainment provisions covered below.

(c).	Cash

No employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any person or entity that does business with or on behalf of Argonaut.

(d).	Business Entertainment

No employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of Argonaut. Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Employees must notify the Chief Compliance Officer of any business entertainment they receive or provide to or from any of these specified persons or entities. In the event expenses are placed on corporate accounts, Argonaut may determine that charging of these expenses serves as notification.

(e).	Reporting

The Chief Compliance Officer will maintain records relating to all gifts accepted by Argonaut employees, as well as any business entertainment received or provided by Argonaut employees. Accordingly, each Argonaut employee is required to inform the Chief Compliance Officer (or his designee) of any gift accepted by such employee and any business entertainment received or provided by such employee, and provide the Chief Compliance Officer (or his designee) with a description of the gift or business entertainment and the value (or estimated value) of such gift or business entertainment. The Chief Compliance Officer may require that any such gift be returned to the provider.

13.	Social Media

All Supervised Persons are responsible for all content they post on blogs, chat rooms, or other social networking websites, including Facebook, MySpace, LinkedIn, Twitter, etc. If a Supervised Persons utilizes a personal web blog or website, the Firm would strongly prefer that use of such site be kept private and limited to only permitted and/or invited users (i.e., not accessible to the public as a whole). If it is accessible to the public as a whole, the Firm insists that Supervised Persons monitor the relevant web blog or website on a regular basis to ensure that any information posted by third party sources be deemed appropriate and not in violation of the guidelines set forth below. In addition, it should be noted that as an investment adviser, the Firm is subject to SEC rules regarding advertising. If a post were deemed to be an advertisement there could be serious consequences for the Firm.

(a)	Prohibited Use.

Supervised Persons are ABSOLUTELY NOT permitted to disclose any information that is confidential or proprietary to the Firm, clients of the Firm, other employees of Firm or of any third party that has disclosed confidential or proprietary information to the Firm. In particular, it should be noted that no confidential or proprietary information (i.e. Fund strategies, performance information, etc.) should be disclosed in any posts made by an employee, including when participating in a networking site’s discussion group. If a Supervised Person has any questions as to what constitutes confidential information, please bring them to the attention of the Chief Compliance Officer. In addition, employees are prohibited from referencing the Firm’s Advisory Clients, Investors, or vendors in their posts.

(b)	Use of Argonaut’s Name.

Personal Websites and Networking Sites: Employees do NOT have permission to use the Firm’s name or trademark on any web blog or website they maintain for personal recreational and networking reasons. Examples of such sites include (but are not limited to) Myspace, Friendster, Facebook etc. Professional Networking Sites: Employees are allowed to reference Argonaut’s name and their formal job title on Professional Networking sites. Examples of such sites include LinkedIn and Xing. However, Supervised Persons may not disclose any other information regarding their job function or the Firm’s business without the prior written consent of the Chief Compliance Officer. In addition, if an employee identifies himself/herself as an employee of the Firm, such employee should ensure that the profile and related content is consistent with how the Firm would want the Supervised Persons to be presented to colleagues and clients. The Firm may conduct regular searches of personal web blogs and websites to ensure compliance with this policy and its guidelines.

14.	ADMINISTRATION OF THE CODE OF ETHICS

(a).	Acknowledgment

The Compliance Officer shall annually distribute a copy of the Code of Ethics to all Supervised Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Supervised Person are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment A or such other form as may be approved by the Compliance Officer.

(b).	Review of Transactions

Each Supervised Person’s transactions in his or her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any Supervised Person’s transactions that are believed to be a violation of this Code of Ethics will be reported promptly to senior management. The Senior Executive of the Firm will review the Chief Compliance Officer’s transactions and pre-clearance requests.

(c).	Sanctions

Firm management, at their discretion, shall consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, and may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment.

(d).	Authority to Exempt Transactions

The Chief Compliance Officer has the authority to exempt any Supervised Person or any personal securities transaction of a Supervised Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client. The Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

(e).	ADV Disclosure

The Chief Compliance Officer shall ensure that the Firm’s Form ADV (1) describes the Code of Ethics on Schedule F of Part II and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

15.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

ATTACHMENT A

CODE OF ETHICS ACKNOWLEDGEMENT

          I hereby acknowledge receipt of the Argonaut Management and Argonaut Capital Code of Ethics and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

          I also confirm that I have [instructed all brokerage firms where I maintain an account to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to the Compliance Officer] [reported to the Compliance Officer all transactions in which I had or obtained any direct or indirect beneficial ownership].

Date:_________________
(Signature)

(Print Name)

ATTACHMENT B

PRE-CLEARANCE FORM

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF SUPERVISED PERSONS

Supervised Persons must complete this Pre-clearance Form prior to engaging in any securities transactions for their Personal Accounts (unless excepted by the Code of Ethics).

Proposed Transaction:

Issuer Name

Cusip Number/Symbol

Transaction Type (i.e., Buy, Sell)

Number of Units

Transaction Date:

Broker-Dealer Name:

Personal Account Name:

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for 24 hours from the time of the Chief Compliance Officer’s signature.

_________________________________

Employee Name (please print)

Employee Signature	Date

Disposition of Preclearance Request

Approved _____	Denied _____	CCO Initials: ___________	Date : ___________

ATTACHMENT C

QUARTERLY TRANSACTION REPORT

This report must be submitted to the Compliance Officer no later than 30 days after the end of each calendar quarter

Period of Report: From ____________ to ____________________.

Date	Issuer	Debt: Amount, Interest Rate and Maturity Date	Equity: Number of shares	Purchase (P), Sale (S) or Short Sale (SS)	Price	Broker

I certify that I have reported on this form all transactions in which I had any direct or indirect beneficial ownership during the period covered by this report.
____________________________
Name of reporting person

Date:_________________________

ATTACHMENT D

NEW HIRE POLITICAL CONTRIBUTION DISCLOSURE FORM

Instructions: New Employees must disclose to Argonaut certain political contributions made within 2 years prior to their hire date (but not before March 14, 2011). Use this form to disclose any political contributions you made, over the past two years to government officials (including candidates) and any payments to state or local political parties and political action committees.

Item 1: Political Contributions
NAME OF ELECTED OFFICIAL/ CANDIDATE OR POLITICAL PARTY/PAC OFFICE OR ROLE OF ELECTED OFFICIAL/ CANDIDATE STATE, LOCAL OR MUNICIPAL GOVERNMENT THAT THE ELECTED OFFICIAL/ CANDIDATE REPRESENTS AMOUNT OF POLITICAL CONTRIBUTIONNAME OF INDIVIDUAL (OR ENTITY) WHO MADE THE POLITICAL CONTRIBUTION DATE OF POLITICAL CONTRIBUTION

Item 2: Related Issues

     Have your spouse or any other immediate family member(s) made political contributions to the ANY of the above-reference Elected Officials, Candidates, Political Parties or PACs?
0 Yes 0 No

If yes, explain:

     Are you aware of any relationship (including ongoing marketing efforts) between Argonaut and ANY of the State, Local or Municipal governments represented by the above-referenced Elected Officials, Candidates, Political Parties or PACs?
0 Yes 0 No

If yes, explain:

Item 3: Additional Detail
Please use the space provided below to describe any additional details which may be relevant to the Chief Compliance Officer’s review of your political contribution(s) listed above:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name of Employee:
Date:

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:
Name:	Date:

ATTACHMENT E

ANNUAL POLITICAL CONTRIBUTION DISCLOSURE FORM

Instructions: Under Advisers Act Rules, on an annual basis you must disclose to Argonaut all contributions made to government officials (including candidates) and any payments to state or local political parties and political action committees. More specifically, use this form to disclose any political contributions you made, over the below-referenced time period.

Time Period: ______________, 20__ to ______________, 20__ (the “Time Period”)

Item 1: Political Contributions made during the Time Period

NAME OF ELECTED OFFICIAL/ CANDIDATE OR POLITICAL PARTY/PAC NAME OF ELECTED OFFICIAL/ CANDIDATE OR POLITICAL PARTY/PAC OFFICE OR ROLE OF ELECTED OFFICIAL/ CANDIDATE STATE, LOCAL OR MUNICIPAL GOVERNMENT THAT THE ELECTED OFFICIAL/ CANDIDATE REPRESENTS AMOUNT OF POLITICAL CONTRIBUTION NAME OF INDIVIDUAL (OR ENTITY) WHO MADE THE POLITICAL CONTRIBUTION DATE OF POLITICAL CONTRIBUTION

Item 2: Related Issues
     Have your spouse or any other immediate family member(s) made political contributions to the ANY of the above-reference Elected Officials, Candidates, Political Parties or PACs?
0 Yes 0 No

If yes, explain:

     Are you aware of any relationship (including ongoing marketing efforts) between Argonaut and ANY of the State, Local or Municipal governments represented by the above-referenced Elected Officials, Candidates, Political Parties or PACs?
0 Yes 0 No

If yes, explain:

Item 3: Additional Detail
Please use the space provided below to describe any additional details which may be relevant to the Chief Compliance Officer’s review of your political contribution(s) listed above:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name of Employee: ___________________________________	Date:

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:
Name:	Date:

ATTACHMENT F

POLITICAL CONTRIBUTION PRE-CLEARANCE FORM

Instructions: Complete Sections I, II and III of the form. Documentation supporting or explaining the political contribution (if any) must be attached and provided directly to the Chief Compliance Officer.

I.	Political Contribution Details

Name of Elected Official or Candidate

Office or Role of Elected Official/Candidate within the government entity

State, Local or Municipal Government that the Elected Official/Candidate represents

Amount of intended political contribution

NOTE:	This is subject to the following di minimus

	•	Political contribution of $350 or less (in aggregate, per election), provided you ARE entitled to vote for the government official

	•	Political contribution of $150 or less (in aggregate, per election), in the event you ARE NOT entitled to vote for the government official.

Name of individual (or entity) who made the political contribution

Approximate date on which the political contribution will be made

II.	Related Issues

Have you, your spouse and any other immediate family member(s) made prior political contributions to the above-reference Elected Official/Candidate?
[ ] Yes [ ] No

If yes, explain:

Are you aware of any relationship (including ongoing marketing efforts) between the Manager and the State, Local or Municipal government represented by the above-referenced Elected Official/Candidate?

[ ] Yes [ ] No

If yes, explain:

III.	Additional Detail

Please use the space provided below to describe any additional details which may be relevant to the Chief Compliance Officers review of the proposed political contribution:

IV.	Recommended Response or Course of Action to be Taken

To be completed by Chief Compliance Officer

Describe recommended course of action to be taken:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name of Employee: ____________________________	Date:

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:
Name:	Date:

ATTACHMENT G

NOTIFICATION OF BENEFITS/GIFTS IN EXCESS OF $250

1.          Instructions: Employees are required to complete this form and provide a copy to the Chief Compliance Officer in the event they have received/provided any benefits or gift from/to any of Argonaut’s third-party business contacts in excess of $250.

1. This Notification Form Relates to (check all that apply):

[  ] Gift(s)           [  ] Gratuity(ies)           [  ] Entertainment

2. Name of Employee:

3. Employee was the party that:

[  ] Received the Gift/Gratuity/Entertainment [  ] Provided the Gift/Gratuity/Entertainment

4. Third Party(ies) Involved (e.g., Name of Company, Name of Investor):

5. Name(s) of Attendees:

6. Date Gift, Gratuity and/or Entertainment was Received/Provided:

7. Provide General Description of Gift, Gratuity and/or Entertainment and Approximate Value:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name: ___________________________	Date:

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:

Name: ___________________________	Date: